                                                                    EXHIBIT 99.1
                                                                    News Release
--------------------------------------------------------------------------------


                       [LOGO OF UNITED BANKSHARES, INC.]



For Immediate Release              Contact: Steven E. Wilson (304) 424-8704
July 18, 2001                               Chief Financial Officer


             United Bankshares, Inc. Announces Record Earnings for
                     Second Quarter and First Half of 2001

     United Bankshares, Inc., today reported record earnings for the second quarter and the first half of 2001. Diluted earnings per share improved by 9% for the second quarter and first half of 2001 to 47cents and 93cents as compared to 43cents and 85cents for the same periods of 2000, respectively. Quarterly net income was $19.8 million compared with $18.1 million a year earlier. Net income for the first six months of 2001 was $39.1 million compared to $36.1 million for the prior year's first six months. Cash earnings per share were 49cents and 96cents for the second quarter and first half of 2001, respectively.

     United's key performance ratios were strong for the three months and six months ended June 30, 2001, United's return on average assets was 1.60% and 1.61%, respectively while the return on average equity was 17.54% and 17.70%, respectively. On a cash basis, return on average tangible assets was 1.66% and 1.67% for the second quarter and first half of 2001, respectively while return on average tangible equity was 19.67% and 19.91%, respectively for the same periods of time. These key financial performance ratios are indicative of United's earnings strength and balanced capital levels. United continues to be one of the best performing regional banking companies in the nation.

     Tax-equivalent net interest income for the second quarter was $49.1 million with a net interest margin of 4.18%; an increase of 8 basis points from the preceding quarter due to the cost of United's short-term borrowed funds declining 92 basis points for the quarter. The level of earning assets increased approximately 3% from the end of the first quarter of 2001.

     Noninterest income, excluding security transactions, for the second quarter of 2001 increased 30.6% from the second quarter of 2000 and 13.1% over the first quarter of 2001. These increased revenues were the result of an expanded volume of trust and mortgage banking services for the quarter. Income from mortgage banking and trust operations increased 55.5% and 25.2%, respectively for the second quarter of 2001 as compared to the second quarter of 2000. On a linked-quarter basis, mortgage banking income increased by 23.8% while trust fees grew 8.9%.

     Noninterest expense for the quarter increased 8.7% compared to the second quarter of 2000 and was up 9.1% over the first quarter of 2001 due mainly to higher sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. The efficiency ratio was still a low 43.97% and 43.42% for the second quarter and first half of 2001, respectively. This ratio compares very favorably to regional and national peer group banking companies.

United Bankshares, Inc. Announces...
July 18, 2001
Page Two


     United's asset quality remains sound with the nonperforming asset level at 0.27% of total assets improving from 0.29% and 0.30% at the end of the first quarter 2001 and year end 2000, respectively. Nonperforming loans were $11.2 million at June 30, 2001 as compared to $12.3 million at March 31, 2001 and $12.8 million at December 31, 2000. Net charge-offs were $2.1 million for the second quarter of 2001 as compared to net charge-offs of $4.0 million for the previous year quarter. Net charge-offs for the first half of 2001 were $4.0 million as compared to $6.7 million for the first half of 2000. As of June 30, 2001, the allowance for loan losses was $41.2 million or 1.29% of loans, net of unearned income.

     Total assets have grown $190.1 million or 4% since year end 2000. Shareholders' equity has increased $14.1 million or 3% since year end resulting in a book value per share of $10.77. United is categorized as well capitalized based on the risk-based capital ratio, considerably exceeding the regulatory minimum requirement. These measures provide evidence that United's financial position is strong.

     During the quarter, United's Board of Directors declared a cash dividend of 23(cents) per share, a 10% increase over the 21(cents) per share paid in the second quarter of 2000. The annualized first half dividend of 45(cents) per share equals 90(cents) which would represent the twenty-eighth consecutive year of dividend increases for United shareholders.

     United recently signed a definitive merger agreement with Century Bancshares, Inc. of Washington, D.C., with assets of approximately $415 million. The transaction, which is expected to close during the fourth quarter of 2001, will increase United's Virginia franchise to more than $2 billion in assets and will rank United as the ninth largest bank in the Virginia and Washington, D.C. MSA. Following completion of the proposed merger with Century, United will have consolidated assets over $5.4 billion with 86 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. Consummation of the transaction is subject to approval of the shareholders of United and Century and the receipt of all regulatory approvals, as well as other customary conditions.

     United Bankshares, with $5 billion in assets, presently has 75 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".



This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

                       [LOGO OF UNITED BANKSHARES, INC.]

                   UNITED BANKSHARES, INC. AND SUBSIDIARIES
                               FINANCIAL SUMMARY
                   (In Thousands Except for Per Share Data)

                                                                Three Months Ended                         Six Months Ended
                                                        -----------------------------------       ---------------------------------
                                                              June 30            June 30                June 30           June 30
                                                                2001               2000                   2001              2000
                                                        -----------------------------------       ----------------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                         $    94,593        $    96,577            $   189,458       $   192,721
Interest expense                                                 45,467             48,632                 93,244            95,174
Net interest income, taxable equivalent                          49,126             47,945                 96,214            97,547
Taxable equivalent adjustment                                     2,897              2,514                  5,765             5,390
Net interest income                                              46,229             45,431                 90,449            92,157
Provision for loan losses                                         2,143              3,851                  4,642             6,398
Income (loss) from mortgage banking operations                    6,469              4,159                 11,694             7,542
Gain (loss) on security transactions                               (718)               505                   (576)              823
Other noninterest income                                          9,145              7,800                 17,723            14,900
Noninterest expenses                                             29,453             27,106                 56,449            55,249
Income taxes                                                      9,745              8,815                 19,063            17,664
Net income                                                       19,784             18,123                 39,136            36,111
Cash dividends paid                                               9,530              8,812                 18,705            17,691

PER COMMON SHARE:
Net income:
  Basic                                                            0.48               0.43                   0.94              0.86
  Diluted                                                          0.47               0.43                   0.93              0.85
  Diluted - cash basis                                             0.49               0.44                   0.96              0.88
Cash dividends paid                                                0.23               0.21                   0.45              0.42
Book value                                                                                                  10.77              9.60
Closing market price                                                                                       26.800            18.188
Common shares outstanding:
  Actual, net of treasury shares                                                                       41,308,168        41,910,723
  Average basic                                              41,466,564         41,931,050             41,584,502        42,110,730
  Average diluted                                            41,823,411         42,264,141             41,914,814        42,449,089

FINANCIAL RATIOS:
Return on average assets                                           1.60%              1.47%                  1.61%             1.46%
Return on average shareholders' equity                            17.54%             18.19%                 17.70%            18.12%
Average equity to average assets                                   9.12%              8.11%                  9.09%             8.08%
Net interest margin                                                4.18%              4.13%                  4.14%             4.18%


                                                               June 30            June 30              December 31      March 31
                                                                2001               2000                   2000            2001
                                                           -------------------------------          -------------------------------
PERIOD END BALANCES:
Assets                                                        5,094,607          4,991,051              4,904,547         4,984,804
Earning assets                                                4,858,310          4,740,443              4,643,668         4,762,807
Loans, net of unearned income                                 3,204,163          3,221,646              3,192,494         3,171,846
Loans held for sale                                             198,591            153,701                203,831           239,148
Investment securities                                         1,450,917          1,353,317              1,245,334         1,303,613
Total deposits                                                3,450,939          3,270,925              3,391,449         3,462,701
Shareholders' equity                                            444,967            402,135                430,870           445,084